For the fiscal year ended (a) 10/31/95
File number (c) 811-6047

                          SUB-ITEM 77 0

                             EXHIBITS

           Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       PMI Group

2.   Date of Purchase
       4/10/95

3.   Number of Securities Purchased
       49,700

4.   Dollar Amount of Purchase
       $1,689,800

5.   Price Per Unit
       $34.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       Goldman Sachs

7.   Other Members of the Underwriting Syndicate
       Goldman, Sachs & Co.
       Montgomery Securities
       Smith Barney Inc.
       Bear, Stearns & Co. Inc.
       J.C. Bradford & Co.
       Donaldson, Lufkin & Jenrette Securities Corporation
       Johnson, Lemon & Co. Incorporated
       Lehman Brothers Inc.
       Neuberger & Berman
       Prudential Securities Incorporated
       Salomon Brothers Inc.
       Stifel, Nicholaus & Company, Incorporated
       Dean Witter Reynolds Inc.
       Morgan Stanley & Co. Incorporated
       Robert W. Baird & Co. Incorporated
       Sanford C. Berstein & Co., Inc.
       Alex Brown & Sons Incorporated
       The Chicago Incorporation
       Cleary Gull Reiland & McDevitt Inc.
       Conning & Company
       CS First Boston
       Fox-Pitt, Kelton Inc.
       Luther, Smith & Small, Inc.
       Merrill Lynch, Pierce, Fenner & Smith Incorporated
       Northington Capital Markets, Inc.
       Oppenheimer & Co., Inc.
       PaineWebber Incorporated
       Pryor, McClendon, Counts & Co., Inc.
       Samuel A. Ramirez & Co., Inc.
       Muriel Siebert & Co., Inc.
       Wasserstein Perella Securities, Inc.